Exhibit 99.77Q3

Institutional Shareholder Services Inc.

ADDENDUM NO. (Schedule-GOV_00159485 - 11/23/2015)
Incorporating Master Service Agreement (MSA) No. (Midas Management Corporation-MSA.10/22/2003) between Subscriber
&
Institutional Shareholder Services Inc.
Between Subscriber and Provider

Subscriber: Dividend and Income Fund, Foxby Corp., Midas Series Trust, and Self Storage Group, Inc.

Term: 01/01/2016 - 12/31/2018

Annual Fee:     $9,200.00

Payment Schedule: Annually to be paid In Advance by Subscriber. *

*Subscriber may elect to have invoices sent to a third party (see contact info for billing inquiries). If third party declines to pay for service, then Subscriber will be liable for entire payment.

Service(s): As noted on the Services Schedule attached hereto.

Notwithstanding anything to the contrary in the MSA, the provisions set forth in Attachment 1 are hereby incorporated and shall apply to this Agreement.

Subscriber Information:
If Subscriber is located in Europe, please specify VAT No.:  _____________

Information sent to:
Name: John Ramirez
Title: VP, Secretary
Street Address: 11 Hanover Square
City, State, Zip: New York, NY 11005 United States
Tel: (212) 785-0900 x 208	Fax: (917) 746-9922
E-mail: jramirez@winmillco.com

ACCEPTED:

Investment Company Complex	Institutional Shareholder Services Inc.
Signature:	Signature:
Name: John F. Ramírez	Name: Allen Heery
Title: VP, Secretary	Title: CFO
Date: December 11, 2015	Date: December 14, 2015
Address: 11 Hanover Square, 12th Floor New York, NY 10005	Address: 702 King Farm Boulevard, Suite 400 Rockville , MD 20850-4045 USA

Services Schedule
Where the Services include Services Levels, the Annual Fee covers the Service Levels listed below and any usage in excess of the Service Levels will be charged at the Overage Rate.

DESCRIPTION OF SERVICE ELEMENTS

Product Category: Proxy Voting Services
Proxy Voting Services includes ISS' premier end-to end voting service, with dedicated voting agents who support a Subscriber's proxy management needs.

• Access to the ISS ProxyExchange web-based voting and research platform to access vote recommendations, research reports, execute vote instructions and run reports relevant to Subscriber's proxy voting environment.
• ISS will work to configure Subscriber's proxy voting environment within ProxyExchange to align with Subscriber's business needs in the following areas: streamlining workflows, report generation and vote execution processes.
• ISS will implement and map Subscriber's designated proxy voting policy(ies) to applicable accounts and generate vote recommendations based on the application of such policy(ies).
• ISS will work with Subscriber and its third party service providers to review, open and close accounts as instructed by Subscriber.
• ISS will monitor Subscriber's incoming ballots, perform ballot-to-account reconciliations with Subscriber and its  third party providers to help ensure that ISS is receiving on behalf of Subscriber all ballots for which Subscriber has voting rights.  ISS' ability to provide ballot-level reconciliation is contingent on Subscriber (or its agent) providing holdings information to ISS.
• A dedicated Account Manager will service Subscriber's account and will be familiar with Subscriber's voting environment, preferences and voting needs.

In addition, Proxy Voting Services also include:
• ISS' Proxy Voting Guidelines (standard market-based and Benchmark Guidelines);
• Access to Governance Exchange (ISS' online forum for Institutional Investors, Directors, and Corporations).

Subscriber will also receive general periodicals (as and if produced), invitations to general informational webcasts and Subscriber may also receive an invitation to regional client events, as appropriate.

Product Category: VDS
VDS helps investment companies efficiently and cost-effectively achieve compliance with the SEC vote disclosure (or N-PX) rules.

(a) N-PX Services. An annual ready to file formatted report equipping Subscriber with all of Subscriber's records required to meet the SEC requirement for SEC Form N-PX.  That report shall be delivered in a Form N-PX template requiring only that Subscriber review, sign and file the form.
and/or

(b) Web Hosting. This service includes (1) Posting of Subscriber's voting record data on Subscriber's website; and/or (2) Posting of Subscriber's proxy voting guidelines.  ISS will work with Subscriber to design a web site will provide all pertinent proxy voting data in a format that meets the SEC N-PX guidelines and host it on the ISS secure server.

INCLUDED SERVICE LEVELS

Benchmark Research (Global)
Category: Institutional Governance
Report Limit: 25
Per Report Overage: $30

Active Accounts (US Proxy)
Category: Institutional Governance
Active Account Limit: 6
Per Account Overage Fee: $50

Ballots (Global)
Category: Institutional Governance
Ballot Limit: 25
Per Ballot Overage Fee: $3

Benchmark Research (US)
Category: Institutional Governance
Report Limit: 100
Per Report Overage: $25

Ballots (US)
Category: Institutional Governance
Ballot Limit: 300
Per Ballot Overage Fee: $2

VDS - NPX Reporting
Category: Institutional Governance
Institutional Accounts: 6
Per Account Overage Fee: $1,000 per fund

US Analysis:
Limit: 30
Overage Rate Per Unit: $50

US Ballots:
Limit: 50
Overage Rate Per Unit: $4

Accounts:
Limit: 5
Overage Rate Per Unit: $50

Attachment 1

Additional Terms and Conditions

The special provisions below shall apply to this Agreement, notwithstanding the provisions of the MSA.

1.
If a Business Group is defined on the first page of the Addendum, then the Services shall only be used by that specific Business Group of Subscriber and the distribution of the Services (including the Information contained within the Services) outside of the designated Business Group is not permitted.

2.
If a Location is defined on the first page of the Addendum, then the Services may only be used by Subscriber at the specified Location and the distribution of the Services (including the Information contained within the Services) outside of the designated Location is not permitted.

3.
Regulatory Disclosures -  From time to time, applicable laws and rules may require Provider to disclose information to, or otherwise communicate with, Subscriber.  Subscriber hereby agrees that Provider may deliver any such information or other communication electronically (including but not limited to via email).  In this regard, Subscriber acknowledges that Subscriber has had the opportunity and will continue to have the opportunity to access Provider's disclosure brochure required by Rule 204‑3 under the Investment Advisers Act of 1940 through Provider's website.  Provider may send other required communications to Subscriber by email as provided in the MSA or in this Addendum.  Subscriber may revoke this general consent to electronic delivery at any time, or Subscriber may request a hard copy of any particular document covered by this consent.

4.	Where the Service Schedule specifies the number of User IDs for certain Services, each User ID shall only be used by one individual. The sharing of User IDs is not permitted.
5.	If Subscriber is an academic institution that has subscribed to the Governance Data Service and/or the STATS Service (the Subscribed Data Services), the following provision shall apply:
6.
"Subscriber shall have the right to use the Subscribed Data Services (and the Information contained in the Subscribed Data Services) for the purpose of non-commercial, non-profit research for any academic research project conducted on Subscriber's premises.  Subscriber's subscription to the Subscribed Data Services only includes up to one hour of support services from Provider.  Subscriber may incorporate limited, non-substantial portions of the data contained in the Subscribed Data Services in non-commercial, non-profit academic works or publications; provided that:  (i) Subscriber promptly provides Provider with a copy of such academic work or publication; and (ii) attribution to Institutional Shareholder Services Inc. as the source of such data is included in such academic work and/or publication.

7.
For the avoidance of doubt, under no circumstances may Subscriber incorporate the entirety of the data and or Information and/or a substantial portion of the data and/or Information in any work or publication.  The commercial use of the Subscribed Data Services (including without limitation, the data and/or Information contained in the Subscribed Data Services) is not permitted hereunder and shall require a separate agreement with Provider."